UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 8, 2020

FEARLESS FILMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-31441	33-0921357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

467 Edgeley Blvd., Unit 2, Concord, ONT L4K 4E9 Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: (888) 928-0184

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01   Other Events.

On December 8, 2020, Fearless Films effected a reverse stock split of its issued and outstanding shares of common stock on a one share for 10 shares (1:10) basis. The reverse stock split was approved on October 26, 2020 unanimously by our Board of Directors and by a majority of our common stock voting power.

As a result of the reverse stock split, we will have issued and outstanding approximately 32,294,483 shares of common stock, without giving effect to rounding up of fractional shares. Each share certificate representing pre-split shares of common stock will be deemed to represent 1/10th share of post-split common stock. New share certificates will be issued in the future to reflect the stock split, but this in no way will affect the validity of current share certificates. New certificates representing post-split common stock will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Transhare Securities Transfer and Registrar, 2849 Executive Drive, Suite 200, Clearwater, Florida 33762.

The reverse split will decrease the number of outstanding common shares but will not affect any stockholder's proportionate interest in our company, except for possible minor differences resulting from the rounding up of fractional shares. Post-split common shares will trade under the symbol “FERD” for 20 business days after the effective date of the reverse split. Thereafter, the trading symbol will revert to “FERL”. All post-split common shares will be fully-paid and non-assessable, and the rights and preferences of the outstanding shares will remain the same as pre-split shares.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered “forward-looking statements,” which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor” under this Act does not apply to a “penny stock” issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fearless Films, Inc.

Date: December 14, 2020	By:/s/ VICTOR ALTOMARE
Victor Altomare
President